LEASE TERMINATION AGREEMENT AND RELEASE

This Lease Termination Agreement and Release (“Agreement”) is made and entered into as of the 23rd day of February, 2021 (“Effective Date”), by and between HPCP INVESTMENTS, LLC, as successor in interest to Spirit Master funding, LLC ("Landlord"), and LUBY’S FUDDRUCKERS RESTAURANTS, LLC ("Tenant"). Landlord and Tenant will be collectively referred to herein as the “Parties” and will be separately referred to as a “Party.”
WHEREAS, Landlord is the successor-in-interest to landlord in that certain Lease Agreement dated March 12, 2014 with Tenant (the “Lease”), for the property located at 10500 Town and Country Way, Houston, Texas 77024 (the “Premises”); and

WHEREAS, the Parties desire to modify the Lease as set forth herein and to perform the other matters referenced herein.

NOW, THEREFORE, in consideration of the foregoing, and the terms, conditions, representations, warranties, and agreement contained herein, the Parties agree as follows:

1.Within three (3) business days following the execution of this Agreement, Landlord shall pay to Tenant the sum of Two Hundred Thousand Dollars ($200,000) as compensation for the termination of the Lease and the furniture, fixtures, and equipment owned by Tenant and located at the Premises.

2.The Lease shall terminate effective as of February 25, 2021 (the “Lease Termination Date”) and shall be of no further force or effect.

3.The rent prorated for the partial calendar month in which the Lease Termination Date occurs and Landlord shall pay to Tenant the surplus rent so collected.

4.Landlord or its chosen affiliate (the “Franchisee”) shall enter into a franchise agreement with Tenant for the operation of a Fuddruckers restaurant at the Premises following the Lease Termination Date.

5.Landlord represents and warrants that one of the Franchisee’s owners, who owns at least a 50% interest in Franchisee, for at least the last 2 years and within 60 days of the date of this Agreement, has been an officer, director, individual with management responsibility for the offer and sale of Fuddruckers franchises or the administrator of the system. Accordingly, the sale of a franchise to Franchisee is exempt from the disclosure requirements under the FTC Franchise Rule, 16 CFR § 436.8.

6.Immediately before or following the Lease Termination Date, Franchisee agrees to offer comparable employment to all employees of Tenant currently employed with respect to the restaurant operated at the Premises.

7.Landlord shall be responsible for taxes and utilities that occur after the Termination Date and Tenant shall be responsible for all taxes utilities that occur prior to the Termination Date. The parties agree that for the convenience of both parties Tenant shall pay to Landlord a prorated amount of Real and Personal Property Taxes calculated based on the prior year tax bill for the Premises and neither party shall be responsible to the other for any differences and shall not be responsible to each other for any differences based on future assessments. Further, after the Lease Termination Date, each Party shall, from time to time, at the request of and without further cost or expense to the other, settle any expenses paid or amounts received by one party for which the other party should have paid or received such amounts based on the terms hereof and shall execute and deliver such other documents and take such other actions as may reasonably be requested in order to more effectively carry out the terms hereof.

8.Landlord, for itself, its successors and its assigns, forever releases, acquits and discharges Tenant and its parents, successors and assigns from any and all claims, demands, damages, obligations, liabilities, causes of action, or suits, of any type, character, or manner, real or personal, known or unknown, whether heretofore or hereafter occurring, whether previously asserted or not, arising out of or relating to the Lease, Premises, and/or Landlord/Tenant relationship arising out of the Lease.

9.Landlord shall defend, indemnify and hold harmless Tenant, its affiliates, officers, directors and agents from, against, and with respect to, any and all actions, claims, investigations, losses, expenses, or demands arising in connection with, resulting from, or relating to, directly or indirectly the business or operation of the restaurant operated at the Premises, including employee claims, subsequent to the Lease Termination Date. Tenant shall defend, indemnify and hold harmless Landlord, its affiliates, officers, directors and agents from, against, and with respect to, any and all actions, claims, investigations, losses, expenses, or demands arising in connection with, resulting from, or relating to, directly or indirectly the business or operation of the restaurant operated at the Premises, including employee claims, prior to the Lease Termination Date.

10.This Agreement was negotiated and mutually drafted by the Parties and/or their counsel. The rule of construing any argued ambiguity or vagueness against the drafter shall not apply.

11.The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. If, in an action to enforce this Agreement, any term hereof is held to be unenforceable, then such term shall be modified to the extent necessary to make it enforceable to the extent consistent with the intent of the Parties expressed in the enforceable provisions herein.

12.In entering into this Agreement, the Parties represent that they have relied upon or had the opportunity to seek legal advice of an attorney who is the attorney of their own choice, and that the terms of this Agreement have been completely read, fully understood, and voluntarily accepted without duress.

13.This Agreement will be governed, construed, and applied in accordance with the substantive laws of the State of Texas notwithstanding any conflict of laws principles. Venue for any suit brought to enforce this Agreement shall be in Harris County, Texas.

14.This Agreement cannot be modified except by written instrument executed by the Parties. This Agreement constitutes the final integrated agreement of the Parties.

15.This Agreement may be executed in multiple counterparts, and it shall not be necessary that the signatures of all Parties be contained on any one counterpart. Facsimile or electronic signatures are acceptable as though originals.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HPCP INVESTMENTS, LLC

By: /s Harris Pappas
Printed Name: Harris J. Pappas
Title: Manager

LUBY’S FUDDRUCKERS RESTAURANTS, LLC

By: /s John Garilli
Printed Name: John Garilli
Title: President